UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported):

July 16, 2009

BIOPURE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-15167	04-2836871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 HURLEY STREET

CAMBRIDGE, MA 02141

(Address of principal executive offices and zip code)

(617) 234-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(d))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

In connection the Company’s previously disclosed bankruptcy filing, on July 16, 2009 the Company entered into an asset purchase agreement with OPK Biotech LLC (the “Purchase Agreement”) for the sale of substantially all of its assets. Under the terms of the agreement, OPK Biotech LLC will pay the Company $2.6 million and will provide debtor-in-possession financing up to $500,000. The sale is subject to customary closing conditions, approval of the Bankruptcy Court and the conduct of a Bankruptcy Court supervised auction process in which the Company will seek competing bids to achieve the highest price possible for its assets.

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 17, 2009, Biopure Corporation (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) stating that the Company’s common stock would be delisted from Nasdaq because of concerns arising out of the Company’s filing for protection under Chapter 11 of the Bankruptcy Code. According to the notice, trading will be suspended at the opening of business on July 28, 2009.

The Company does not intend to appeal this decision.

On July 17, 2009, the Company issued a press release announcing its receipt of the Nasdaq’s notification. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1    Press Release issued by the Company on July 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPURE CORPORATION

Date: July 17, 2009	By:	/s/ Zafiris G. Zafirelis
Zafiris G. Zafirelis
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Biopure Corporation on July 17, 2009